Exhibit (a)(1)(xi)

No securities tendered to the Offer (as defined below) will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities laws and extend the Offer for an additional minimum period of ten days to allow for further deposits of securities.

This document is important and requires your immediate attention. It should be read in conjunction with the Original Offer to Purchase and Circular. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor. If you have any questions, please contact Kingsdale Advisors, the Information Agent and Depositary in connection with the Offer, within North America toll-free at 1-866-581-1024, outside North America at 1-416-867-2272 or by e-mail at contactus@kingsdaleadvisors.com. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.

Neither this document nor the Original Offer to Purchase and Circular has been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

Neither this document nor the Original Offer to Purchase and Circular constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such state to be designated by Offeror.

July 22, 2022

FIFTH NOTICE OF EXTENSION

by 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of

Viston United Swiss AG

in respect of the

OFFER TO PURCHASE

all of the issued and outstanding Common Shares

of

Petroteq Energy Inc.

at a price of $0.74 in cash per Common Share

2869889 Ontario Inc. (the “Offeror”), an indirect, wholly-owned subsidiary of Viston United Swiss AG (“Viston”), has prepared this Fifth Notice of Extension (the “Fifth Notice of Extension”) and hereby gives notice that it is further extending the Expiry Time set forth in the offer to purchase dated October 25, 2021 (the “Original Offer to Purchase”), as modified by the notice of variation and extension dated February 1, 2022 (the “First Notice of Variation and Extension”), as modified by the notice of extension dated February 24, 2022 (the “Second Notice of Extension”), as modified by the notice of extension dated April 14, 2022 (the “Third Notice of Extension”), and as modified by the notice of variation and extension dated June 17, 2022 (the “Fourth Notice of Variation and Extension”), on the terms and subject to the conditions of the Offer, all of the issued and outstanding common shares (the “Common Shares”) of Petroteq Energy Inc. (“Petroteq”), which includes any Common Shares that may become issued and outstanding after the date of the Offer but prior to the Expiry Time (as amended by this Fifth Notice of Extension) upon the exercise, exchange or conversion of the Options (as defined in the Offer), the Warrants (as defined in the Offer), the Convertible Debentures (as defined in the Offer) and any securities of Petroteq that are exercisable or exchangeable for or convertible into Common Shares after the date hereof, but before the Expiry Time. The Original Offer to Purchase, as modified by the First Notice of Variation and Extension, the Second Notice of Extension, the Third Notice of Extension, the Fourth Notice of Variation and Extension and this Fifth Notice of Extension, is referred to herein as the “Offer”.

The Offer has been extended and now remains open for acceptance until 5:00 p.m. (Toronto time) on September 9, 2022 (the “Expiry Time”), unless the Offer is further extended or withdrawn by the Offeror in accordance with its terms.

This Fifth Notice of Extension should be read in conjunction with the Original Offer to Purchase and the accompanying take-over bid circular dated October 25, 2021 (the “Original Circular” and together with the Original Offer to Purchase as modified by the First Notice of Variation and Extension, the Second Notice of Extension, the Third Notice of Extension and the Fourth Notice of Variation and Extension, the “Original Offer to Purchase and Circular”). The Original Offer to Purchase and Circular and this Fifth Notice of Extension together constitute the “Offer to Purchase and Circular”. Except as otherwise set forth in this Fifth Notice of Extension, the terms and conditions previously set forth in the Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. All references to the “Offer” in the Original Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Fifth Notice of Extension mean the Original Offer to Purchase as amended and extended thereby and hereby, and all references in such documents to the “Circular” or the “Offer to Purchase and Circular” mean the Original Circular or Original Offer to Purchase and Circular as amended thereby and hereby. Unless the context requires otherwise, capitalized terms used in this Fifth Notice of Extension but not defined herein and that are defined in the Original Offer to Purchase and Circular have the respective meanings ascribed thereto in the Original Offer to Purchase and Circular.

Shareholders who have validly deposited and not withdrawn their Common Shares need to take no further action to accept the Offer and receive the Offer price of $0.74 per Common Share. Shareholders who wish to accept the Offer must properly complete and execute the original Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary at its office in Toronto, Ontario specified in the original Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Shareholders holding Common Shares in certificated form are advised to contact the Depositary prior to sending their Letter of Transmittal and certificates in order to confirm documentation that will be required to validly accept such tenders. Alternatively, Shareholders may accept the Offer by following the procedures for: (i) book-entry transfer of Common Shares set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) guaranteed delivery set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the original Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof. The original Letter of Transmittal and original Notice of Guaranteed Delivery shall be deemed to be amended to reflect the terms and conditions of the Original Offer to Purchase, as amended by the First Notice of Variation and Extension, the Second Notice of Extension, the Third Notice of Extension, the Fourth Notice of Variation and Extension and this Fifth Notice of Extension. Shareholders wishing to deliver documents by hand should contact the Depositary to make arrangements for such delivery and comply with COVID-19 protocols then in effect.

Shareholders whose Common Shares are registered in the name of an investment dealer, bank, trust company or other intermediary should immediately contact that intermediary for assistance if they wish to accept the Offer, in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Depositary and Information Agent, whose contact details are provided on the back cover of this document. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary and Information Agent and are available on SEDAR at www.sedar.com and from the SEC at www.sec.gov. Website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror or the Depositary and Information Agent.

All cash payments under the Offer will be made in Canadian dollars. However, a Shareholder can elect to receive payment in U.S. dollars by checking the appropriate box in the Letter of Transmittal, in which case such Shareholder will have acknowledged and agreed that, in respect of the cash payment under the Offer, the exchange rate for one Canadian dollar expressed in U.S. dollars will be based on the exchange rate available to the Depositary at its typical banking institution on the date the funds are converted. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section 16 of the Original Circular and “Certain United States Federal Income Tax Considerations” in Section 17 of the Original Circular.

The enforcement by Shareholders of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Offeror is incorporated under the laws of the Province of Ontario, that some or all of its officers and directors may be residents of jurisdictions outside the United States, that the Depositary and Information Agent for the Offer and some or all of the experts named herein may be residents of jurisdictions outside the United States and that all or a substantial portion of the assets of the Offeror and said persons may be located outside the United States.

THE OFFEROR HAS FILED WITH THE SEC A TENDER OFFER STATEMENT ON SCHEDULE TO, AND EXPECTS TO MAIL THIS FIFTH NOTICE OF EXTENSION TO SHAREHOLDERS CONCERNING THE OFFER. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT, ORIGINAL OFFER TO PURCHASE AND CIRCULAR, FIFTH NOTICE OF EXTENSION AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE SEC’S WEBSITE, WWW.SEC.GOV. IN ADDITION, DOCUMENTS FILED WITH THE SEC BY THE OFFEROR WILL BE AVAILABLE FREE OF CHARGE FROM THE OFFEROR. YOU SHOULD DIRECT REQUESTS FOR DOCUMENTS TO THE DEPOSITARY AND INFORMATION AGENT, KINGSDALE ADVISORS, THE EXCHANGE TOWER, 130 KING ST W, SUITE #2950, TORONTO, ONTARIO, M5X 1K6, CANADA, TELEPHONE IN NORTH AMERICA TOLL-FREE: 1-866-581-1024. TO OBTAIN TIMELY DELIVERY, SUCH DOCUMENTS SHOULD BE REQUESTED NOT LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRY DATE.

NOTICE TO HOLDERS OF OPTIONS, WARRANTS, CONVERTIBLE DEBENTURES AND OTHER

CONVERTIBLE SECURITIES

The Offer is being made only for Common Shares and is not made for any convertible securities (including, without limitation, Options, Warrants and Convertible Debentures). Holders of Options, Warrants, Convertible Debentures or other convertible securities who wish to accept the Offer must, to the extent permitted by the terms of the security and applicable Law, exercise, exchange or convert the convertible securities in order to obtain certificate(s) representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such convertible securities will have certificates representing the Common Shares received on such exercise, exchange or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Original Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

The tax consequences to holders of Convertible Securities of exercising or converting such securities are not described in either Section 16 of the Original Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 17 of the Original Circular, “Certain United States Federal Income Tax Considerations”. Holders of Convertible Securities should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision as to whether to exercise or convert their Convertible Securities.

CURRENCY

All references to “$” in the Offer to Purchase and Circular mean Canadian dollars, except where otherwise indicated. On October 22, 2021, the daily average exchange rate published by the Bank of Canada for U.S. dollars was US$1.00 = $1.2357. On July 21, 2022, the daily average exchange rate published by the Bank of Canada for U.S. dollars was US$1.00 = $1.2895. On July 21, 2022, the daily average exchange rate published by the Bank of Canada for Euros was EUR1.00 = $1.3151.

FIFTH NOTICE OF EXTENSION

July 22, 2022

TO:	THE HOLDERS OF COMMON SHARES OF PETROTEQ

This Fifth Notice of Extension supplements the Original Offer to Purchase and Circular.

As set out in this Fifth Notice of Extension, the Offeror has extended the Expiry Time of the Offer to 5:00 p.m. (Toronto Time) on September 9, 2022.

Except as otherwise set forth in this Fifth Notice of Extension, the terms and conditions previously set forth in the Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. This Fifth Notice of Extension should be read in conjunction with the Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery.

All references to the “Offer” in the Original Offer to Purchase and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and this Fifth Notice of Extension mean the Original Offer to Purchase as amended and extended thereby and hereby, and all references in such documents to the “Circular” or the “Offer to Purchase and Circular” mean the Original Circular or the Original Offer to Purchase and Circular as amended thereby and hereby. Unless the context requires otherwise, capitalized terms used in this Fifth Notice of Extension but not defined herein that are defined in the Original Offer to Purchase and Circular have the respective meanings ascribed thereto in the Original Offer to Purchase and Circular.

1.	Time for Acceptance – Extension of the Offer

The Offeror has extended the Expiry Time of the Offer from 5:00 p.m. (Toronto time) on July 22, 2022 to 5:00 p.m. (Toronto time) on September 9, 2022, unless the Offer is further extended or withdrawn by the Offeror.

Accordingly, the definition of “Expiry Time” in the Original Offer to Purchase and Circular is deleted in its entirety and replaced with the following definition:

“Expiry Time” means 5:00 p.m. (Toronto time) on September 9, 2022, or such earlier or later time or times, and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”;

The Offer has been extended in order to allow additional time for the Offeror to obtain the CFIUS Clearance (as defined and discussed further below under Section 6(e) – “Recent Developments – Regulatory Matters”). The Offer is also being extended to allow the Offeror time to assess the implications of the SEC Order (as defined below) and review information and documents from Petroteq relating thereto, in connection with the Offeror’s conditions to the Offer, as discussed further below under Section 6(f) – “Recent Developments – Due Diligence Contemplated by the SEC Order Condition”.

In addition, all references to the “initial deposit period” in the Original Offer to Purchase and Circular shall take into account this extension of the Expiry Time beyond 105 days and all references to “5:00 p.m. (Toronto time) on July 22, 2022” in the Letter of Transmittal and Notice of Guaranteed Delivery are deemed to be deleted in their entirety and replaced with “5:00 p.m. (Toronto time) on September 9, 2022”.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up the Common Shares deposited under the Offer, the Offeror will make a public announcement of the foregoing matters and extend the period during which Common Shares may be deposited and tendered to the Offer for a period of not less than ten days after the date of such announcement. See Section 5 of the Original Offer to Purchase, “Extension, Variation or Change in the Offer”. Shareholders who have validly deposited and not withdrawn their Common Shares need to take no further action to accept the Offer.

If any of the conditions to the Offer have not been satisfied by the Expiry Time (including in particular, if the CFIUS Clearance has not been obtained by the Expiry Time or if the SEC Order Conditions have not been satisfied by the Expiry Time), the Offeror may extend the Offer through one or more extensions until the date on which the conditions to the Offer have been satisfied or the Offeror may withdraw the Offer.

2.	Manner of Acceptance

Common Shares may be deposited under the Offer in accordance with the provisions set out in Section 3 of the Original Offer to Purchase, “Manner of Acceptance”.

3.	Conditions of the Offer

All conditions contained in Section 4 of the Original Offer to Purchase, “Conditions of the Offer” (for clarity, as amended by the First Notice of Variation and Extension and the Fourth Notice of Variation and Extension) remain unchanged. For ease of reference, a complete copy of Section 4 – “Conditions of the Offer”, as amended by the First Notice of Variation and Extension and the Fourth Notice of Variation and Extension, follows:

Notwithstanding any other provision of the Offer, but subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, the Offeror will not take up, purchase or pay for, any Common Shares unless, at 5:00 p.m. (Toronto time) on September 9, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares that constitutes more than 50% of the outstanding Common Shares, excluding any Common Shares beneficially owned, or over which control or direction is exercised, by the Offeror or by any person acting jointly or in concert with the Offeror (the “Statutory Minimum Condition”). In the event that the Statutory Minimum Condition is not satisfied, the Offeror will have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The foregoing condition cannot be waived by the Offeror.

In addition, the Offeror will have the right to withdraw the Offer and not take up or pay for any Common Shares deposited under the Offer, unless all of the following additional conditions are satisfied or waived by the Offeror at or prior to 5:00 p.m. (Toronto time) on September 9, 2022 or such earlier or later time during which Common Shares may be deposited under the Offer, excluding the mandatory 10-day extension period or any extension thereafter:

(a)

there shall have been validly deposited pursuant to the Offer and not withdrawn that number of Common Shares that constitutes at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis (the “Minimum Tender Condition”);

(b)

the Offeror shall have determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Offer, a Material Adverse Effect;

(c)

all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals, clearances or exemptions (including, without limitation, those of any stock exchange or other Securities Regulatory Authorities and the Key Regulatory Approvals), or other third party approvals, that are necessary or desirable, in the Offeror’s reasonable judgment, to complete the Offer and the acquisition of Common Shares, and/or to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, or to prevent the occurrence of a Material Adverse Effect as a result of the completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction, shall have been obtained or concluded on terms and conditions satisfactory to the Offeror in its reasonable judgment, and/or all regulatory notice, waiting or suspensory periods (including any extensions thereof) in respect of the foregoing shall have expired or been terminated or waived;

(d)	none of Petroteq, its subsidiaries or any of their respective directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity) shall have violated, or be the subject of any allegation or investigation with respect to the violation of, the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Laws prohibiting corruption, bribery or money laundering applicable to Petroteq, its subsidiaries or any of their respective directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity);

(e)

the Offeror shall have determined, in its reasonable judgment, that (i) no act, action, suit or proceeding shall have been threatened, taken or commenced by or before (including in respect of Petroteq’s recent restatements of its financial statements), and no judgment or order shall have been issued by, any domestic or foreign elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity), any governmental agency or regulatory authority or administrative agency or commission in Canada, the United States or elsewhere, any domestic or foreign court, tribunal or other regulatory authority or any other person in any case, whether or not having the force of Law, and (ii) no Law shall have been proposed, enacted, promulgated, amended or applied, in either case: (A) to prevent or challenge the Offer or the Offeror’s ability to maintain the Offer; (B) to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Common Shares, the right of the Offeror to own or exercise full rights of ownership over the Common Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction or which could have any such effect; (C) which has had or could have a Material Adverse Effect; (D) which seeks to compel the Offeror or any of its affiliates to dispose of or hold separate any material portion of the business, properties or assets of Petroteq or any of its subsidiaries; or (E) which may make uncertain the ability of the Offeror or its affiliates to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction.

(f)

the Offeror shall have determined, in its reasonable judgment, that neither Petroteq nor any of its subsidiaries has taken any action, agreed to take any action, disclosed that it intends to take any action or disclosed any previously undisclosed action taken by any of them, that might make it inadvisable for the Offeror to proceed with the Offer, to take up and pay for Common Shares deposited under the Offer or complete any Compulsory Acquisition or Subsequent Acquisition Transaction including, without limitation: (i) any purchase, licence, lease or acquisition of an interest in assets other than in the Ordinary Course; (ii) any sale, licence, lease, pledge or disposition of an interest in assets other than sales from operations in the Ordinary Course; (iii) any amendment to their respective articles or by-laws; (iv) any material capital expenditures, except material capital expenditures in respect of which Petroteq or any of its subsidiaries have entered into legally binding agreements to incur in the Ordinary Course as disclosed on or before August 19, 2021; (v) any incurrence of debt or of hedge or similar obligations, other than in the Ordinary Course; (vi) except as may be required by Law, the adoption, establishment or entering into of any new, or material amendment to any existing, employment, change in control, severance, compensation, benefit or similar agreement, arrangement or plan with or for one or more of Petroteq’s employees, consultants or directors, the making of grants or awards pursuant to any agreements, arrangements or plans to provide for increased benefits to one or more employees, consultants or directors of Petroteq (other than the making of any grants or awards to the extent required to be made pursuant to any agreement in effect and disclosed on or before August 19, 2021) or making any payment or otherwise altering the terms of any outstanding awards (including, without limitation, Convertible Securities) to provide for a payment or other entitlement that represents a material increase from that disclosed in Petroteq’s public filings; (vii) any release, relinquishment or impairment of, or any threat to, any material contractual rights, leases, licences or other statutory rights; (viii) any guarantee of the payment of any material amount of indebtedness of a third party; (ix) any declaration, payment, authorization of any dividend, distribution or payment of or on any of its securities, other than interest payments on Petroteq’s outstanding indebtedness in the Ordinary Course; (x) any change to the capitalization of Petroteq as publicly disclosed in Petroteq’s Management’s Discussion and Analysis for the Three and Six Months Ended February 28, 2022 and 2021 as filed on SEDAR on April 29, 2022, other than changes publicly disclosed by Petroteq prior to June 17, 2022, or any change to the capitalization of any of Petroteq’s subsidiaries, including in each case, without limitation, any issuance, authorization, adoption or proposal regarding the issuance of, or purchase, or proposal to purchase, any Common Shares or convertible securities other than pursuant to the exercise or conversion of the Options, the Warrants or the principal amount of the Convertible Debentures (but not including any exercise by Petroteq pursuant to a prepayment option or conversion right), such change in capitalization to include, without limitation, any determination by the Offeror, acting in its reasonable discretion, that the number of issued and outstanding Common Shares on a Fully-Diluted Basis immediately prior to the Expiry Time exceeds 811,000,000; (xi) any take-over bid or tender offer (including, without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving Petroteq or any of its subsidiaries; (xii) any material joint venture, other mutual co-operation agreement or distribution agreement; or (xiii) any action or inaction that would have the effect of reducing or eliminating the amount of the tax cost “bump” pursuant to paragraphs 88(1)(c) and (d) of the Tax Act otherwise available to the Offeror and its successors and assigns in respect of the non-depreciable capital properties owned by Petroteq and its subsidiaries.

(g)

the Offeror shall have determined, in its reasonable judgment, that no covenant, term or condition (individually or in the aggregate) exists in any material license, permit, franchise, instrument or agreement to which Petroteq or any of its subsidiaries is a party or to which it or any of its assets are subject (including without limitation, in respect of Convertible Securities, the Stock Option Plan or any other incentive or similar plan of Petroteq) which, if the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction were consummated, might: (i) be impaired or otherwise adversely affected, or cause any obligation to vest or accelerate or become due prior to its stated due date (in each case, either immediately, or after notice or passage of time or both) that might materially reduce the value to it of Petroteq or the Common Shares or might have a Material Adverse Effect; (ii) result in any material liability or obligation of the Offeror, Petroteq or any of their respective affiliates or subsidiaries; (iii) result in any breach or default under or cause the suspension or termination of, or give rise to any right of any party to suspend or terminate, any such license, permit, franchise, instrument or agreement or any material right or benefit thereunder of Petroteq; (iv) limit any material right or benefit of Petroteq under, or reduce the value, in any material respect, of any such license, permit, franchise, instrument or agreement; or (v) adversely impact or could adversely impact the ability of the Offeror to acquire, redeem or defease any Convertible Securities that have not been converted into, exchanged for or otherwise become Common Shares at the Expiry Time or, to complete the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(h)

the Offeror shall have determined, in its reasonable judgment, that there shall not have occurred or been threatened on or after the date of the Offer: (i) any general suspension of trading in, or limitation on prices for, securities on the Listing Markets; (ii) any extraordinary or material adverse change in the financial, banking or capital markets or in major stock exchange indices in Canada or the United States; (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States; (iv) any limitation (whether or not mandatory) by any Regulatory Authority on, or other event that, in the reasonable judgment of the Offeror, might affect the extension of credit by banks or other financial institutions; (v) any material change in currency exchange rates or a suspension or limitation on the markets therefor, (vi) any significant slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease including, but not limited to, the recent COVID-19 viral outbreak; (vii) a commencement of war or armed hostilities or other national or international calamity involving Canada or the United States; or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(i)

neither the Offeror nor any of its affiliates shall have entered into a definitive agreement or an agreement in principle with the Company providing for a plan of arrangement, amalgamation, merger, acquisition of assets or other business combination with Petroteq or for the acquisition of securities of Petroteq or for the commencement of a new offer for the Common Shares, pursuant to which the Offeror has determined that the Offer will be terminated;

(j)

Petroteq shall not have adopted or implemented a shareholder rights plan, implemented a change in capital structure of Petroteq, including issuance of any Common Shares or securities convertible into Common Shares, or taken any other action that provides rights to the Shareholders to purchase any securities of Petroteq as a result of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction;

(k)	each of Petroteq and its subsidiaries have carried on their respective businesses in the Ordinary Course at all times on or after the commencement of the Offer and prior to the Expiry Time;

(l)

the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of Petroteq with any Securities Regulatory Authority or elsewhere, which the Offeror shall have determined, in its reasonable judgment, when considered either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect;

(m)

(i) no matters shall have been approved or adopted by Shareholders at Petroteq’s annual and special meeting of shareholders to be held on July 21, 2022 or at any adjournments or postponements thereof (the “Meeting”) other than those included in the Notice of Annual and Special Meeting of Shareholders dated June 3, 2022 and filed on SEDAR on June 15, 2022; (ii) Petroteq shall not issue any securities under the 2022 Equity Incentive Plan (as such term is defined in Petroteq’s management information circular dated June 3, 2022 and filed on SEDAR on June 15, 2022 in connection with the Meeting (the “Circular”)), if approved by Shareholders at the Meeting, without the prior written consent of the Offeror; and (iii) Petroteq shall not implement the Consolidation (as such term is defined in the Circular), if approved by Shareholders at the Meeting, without the prior written consent of the Offeror;

(n)

(i) Petroteq shall have consulted with and involved the Offeror in the recruitment and hiring of a new Chief Executive Officer (“CEO”) to the Offeror’s reasonable satisfaction, (ii) prior to hiring a new CEO, if any, Petroteq shall have obtained the Offeror’s prior written consent to ensure that the selected CEO, if any, is satisfactory to the Offeror, and (iii) Petroteq shall not have entered into any employment or similar agreement with any employee, including the new CEO, if any, containing any change of control or severance provisions, without the prior written consent of the Offeror;

(o)

the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information and data underlying and relating to the Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease-and-Desist Order and Notice of Hearing issued by the SEC on June 13, 2022 (the “SEC Order”) and any interactions with any other securities regulatory authority (such as the Ontario Securities Commission) or stock exchange (such as the TSX-V), including without limitation unrestricted access to Petroteq’s legal counsel involved in these matters, to Petroteq’s Regulatory Oversight and Advisory Committee (the “ROC”) and to the SEC and such other securities regulatory authorities and stock exchanges, and the Offeror shall be reasonably satisfied upon completion of its review of such information and data, that such information and data does not reveal a change, event, occurrence or state of facts that is or would reasonably be expected to (i) expose Petroteq, its subsidiaries or any of their respective current or former directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity) to material liability for violations of any securities Laws applicable to Petroteq, its subsidiaries or any of their respective current or former directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity), (ii) impose a material burden on Petroteq’s ability to engage in its business as currently conducted or to raise future capital, or (iii) impair, in any material manner, the ability of

Viston and the Offeror to implement and execute their plans for Petroteq’s business following the acquisition of Common Shares pursuant to the Offer; and

(p)

other than as disclosed in the SEC Order, none of Petroteq, its subsidiaries or any of their respective current or former directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity) shall have violated, or be the subject of any allegation or investigation with respect to the violation of any securities Laws applicable to Petroteq, its subsidiaries or any of their respective current or directors, officers, employees, consultants, agents or other representatives (in each case, acting in such capacity).

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time in its reasonable discretion. The Offeror may waive any of the foregoing conditions in its sole discretion, in whole or in part, at any time and from time to time, prior to the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, promptly after giving any such notice, shall issue and file a press release announcing such waiver or withdrawal and shall cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in Section 10 of the Offer to Purchase, “Notices and Delivery”, and shall provide a copy of the aforementioned notice to the TSX-V. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of the Offer to Purchase, “Return of Deposited Common Shares”.

4.	Take-Up of and Payment for Deposited Common Shares

If, at the expiry of the initial deposit period, the Statutory Minimum Condition has been satisfied and all of the other conditions described in Section 3 above, have been satisfied or waived by the Offeror, the Offeror will immediately take up the Common Shares validly deposited under the Offer and not withdrawn. The Offeror will pay for Common Shares taken up under the Offer promptly but, in any event, not later than two business days after the Common Shares are taken up. In accordance with applicable Law, if the Offeror is obligated to take up such Common Shares, the Offeror will extend the period during which Common Shares may be deposited under the Offer for an additional period of at least ten days following the expiry of the initial deposit period (the “mandatory 10-day extension period”) and may further extend the deposit period after the expiration of the mandatory 10-day extension period (“Optional Extension Periods”). The mandatory 10-day extension period and any Optional Extension Periods will constitute a “subsequent offering period” under Rule 14d-11 under the U.S. Exchange Act of 1934. The Offeror will take up and promptly pay for Common Shares deposited under the Offer during the mandatory 10-day extension period and any Optional Extension Period.

5.	Withdrawal of Deposited Common Shares

Shareholders have the right to withdraw Common Shares deposited under the Offer in the circumstances and in the manner set out in Section 7 of the Original Offer to Purchase, “Withdrawal of Deposited Common Shares”.

6.	Recent Developments

(a)	Fourth Notice of Variation and Extension

On June 17, 2022, the Offeror announced and filed the Fourth Notice of Variation and Extension varying and adding certain conditions to the Offer and extending the time for acceptance of the Offer until 5:00 p.m. (Toronto time) on July 22, 2022.

The changes to the conditions to the Offer arose from:

(i)

Petroteq’s June 2, 2022 announcement of the Private Placement (as defined in the Fourth Notice of Variation and Extension) and the Offeror’s agreement to vary the No Change in Capitalization Condition to increase the threshold to 811,000,000 issued and outstanding Common Shares on a Fully-Diluted Basis to accommodate the Private Placement; and

(ii)

the seriousness of the Order Instituting Cease-and-Desist Proceedings Pursuant to Section 8A of the Securities Act of 1933 and Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease-and-Desist Order and Notice of Hearing issued by the SEC on June 13, 2022 (the “SEC Order”) and the limited time to assess the implications of it before the expiry date (which, prior to the extension pursuant to the Fourth Notice of Variation and Extension, was June 17, 2022), as well as the uncertainty regarding Petroteq’s intentions relating to the Petroteq Shareholder Meeting and CEO Search (each as defined in the Fourth Notice of Variation and Extension).

(b)	Petroteq Reaffirms Its Commitment to the Viston Tender Offer and Responds to New Conditions Imposed by Viston United Swiss AG

On June 22, 2022, Petroteq issued a news release reaffirming the Petroteq Board’s continuing support for the Offer and reiterated that it has no plans or intention of adopting a “poison pill” or to take any other defensive actions or tactics that would prejudice or undermine the Offer. Petroteq indicated that it remains committed to provide assistance and support to Viston in satisfying the conditions to the Offer and has no objections to the new conditions to the Offer set out in the Fourth Notice of Variation and Extension. Petroteq reiterated and confirmed the following:

•

Petroteq has no plans or intention, notwithstanding the Private Placement, to cause or permit any change in the capitalization of Petroteq or any of its subsidiaries as publicly disclosed that would cause the number of issued and outstanding Common Shares to exceed 811,000,000 Common Shares (on a fully diluted basis);

•

Petroteq intends to involve Viston in the CEO Search, all CEO candidates considered to be serious and viable CEO candidates will be discussed with Viston, and Petroteq intends to seek Viston’s prior approval of or no objection to (a) any CEO candidate to whom Petroteq plans to extend an offer of employment, and (b) the terms of any executive employment agreement offered to any such CEO candidate;

•

no matters shall be placed on the agenda of matters to be approved or adopted by Shareholders at the Petroteq Shareholder Meeting other than the matters included in the Notice of Annual and Special Meeting of Shareholders dated June 3, 2022 and Petroteq plans to discuss each of these matters with Viston and the Offeror in advance of the scheduled meeting;

•

Petroteq has no plan or intent to issue securities to directors, officers, employees or consultants under or pursuant to the 2022 Equity Incentive Plan during the pendency of the Offer if the 2022 Equity Incentive Plan is approved by Shareholders at the Petroteq Shareholder Meeting; and

•

Petroteq has expressed a willingness to provide Viston with (non-privileged) information to assist Viston in its due diligence with respect to the SEC Order and plans to make available to Viston and its attorneys the ROC, its executive officers and counsel in order to enable Viston (and the Offeror) to complete their due diligence.

(c)	Communications Between Petroteq and the Offeror Leading up to the Letter Agreement (as defined below)

On June 22, 2022, representatives of the Offeror and Petroteq met by way of a video conference call and engaged in confidential discussions in respect of the Offer including, but not limited to, (i) the CEO Search, (ii) plans for the Petroteq Board’s transition upon first take up and pay under the Offer, (iii) the authorization of a proposed share consolidation by shareholders to be considered at the Petroteq Shareholder Meeting, and (iv) the SEC Order. During that call, Petroteq confirmed its willingness to provide Viston with (non-privileged) information to assist Viston in its due diligence with respect to the SEC Order.

Following that meeting and until July 5, 2022, the parties engaged in negotiations regarding the Letter Agreement discussed in Section 6(d) below.

(d)	Petroteq, Viston and the Offeror Enter into a Letter Agreement Regarding the Offer

On July 5, 2022, Viston and the Offeror entered into a letter agreement (the “Letter Agreement”) in connection with the pending Offer.

In the Letter Agreement, Petroteq agreed that, as long as the Offer remains outstanding (as the same may be further amended, varied or otherwise modified) and provided the Petroteq Board’s recommendation remains unchanged:

•	it will not issue any securities under the 2022 Equity Incentive Plan, if approved by Shareholders at the Petroteq Shareholder Meeting, without the prior written consent of the Offeror;

•

it will not implement the consolidation being considered at the Petroteq Shareholder Meeting, if approved by Shareholders at the Petroteq Shareholder Meeting, without the prior written consent of the Offeror;

•

it will consult with and involve the Offeror in the recruiting and hiring of a new Chief Executive Officer of Petroteq to the Offeror’s reasonable satisfaction (including considering in good faith any candidates put forward by the Offeror in the recruitment process) and will, prior to hiring a new CEO, if any, obtain the Offeror’s prior written consent to ensure that the selected CEO, if any, is satisfactory to Offeror;

•

it will not enter into any new employment or similar arrangement with any employee, including the new CEO, if any, containing any change of control or severance provisions, without the Offeror’s prior written consent and any employment or similar arrangement with a new CEO, if entered into prior to completion of the Offer,

(1)

will be on terms and conditions (including remuneration) consistent with industry standards for CEO’s at a publicly listed company in the industry in which Petroteq operates and having regard to the cash resources of Petroteq,

(2)

shall not contain any bonus, change of control, “golden parachute” or other severance provisions in connection with a termination for any reason whatsoever or resignation following completion of the Offer, unless such terms are consented to in writing by the Offeror, and

(3)	shall contain an undertaking that the new CEO, if any, will resign if requested by the Offeror in the event the Offer is completed;

•	if Petroteq requires additional financing, it will contact the Offeror and Viston first and give them the opportunity to provide any such financing; and

•

it will arrange, within 10 days after the Letter Agreement is entered into, for each of its directors to execute an undertaking in favour of Petroteq in a form satisfactory to the Offeror (acting reasonably), which undertaking shall become effective upon the Offeror first taking up and paying all required consideration and amounts for the Common Shares that have been tendered to the Offer, pursuant to which:

(1)	such directors will approve an increase in the size of the Petroteq Board forthwith upon being requested to do so in writing by the Offeror,

(2)

such directors will resign as directors and officers of Petroteq forthwith upon being requested to do so in writing by the Offeror and will, upon receiving payment of all outstanding fees and other amounts owed to them by Petroteq and upon receiving appropriate releases from Petroteq consistent its obligations to officers and directors, provide customary releases to Petroteq with such resignations, and

(3)

the remaining directors will appoint each of the nominees selected by Offeror to fill the vacancies created by the increase in the size of the Petroteq Board, if applicable, and such resignations (subject in all cases to such nominees being qualified to act as directors under the requirements of applicable corporate law, securities laws, and the policies of the TSX-V), provided that the Offeror will only have a right to require that number of Petroteq directors to resign (and to cause the appointment of nominees selected by the Offeror) that is:

(4)

proportionate to the Offeror’s share ownership in Petroteq following the Offeror taking up and paying for the Common Shares tendered to the Offer, relative to the size of the Petroteq Board (including to the extent increased) at such time, and

(5)	in conformity with applicable corporate laws and in accordance with Petroteq’s governing documents.

The Letter Agreement became effective on July 5, 2022 and will continue in effect until the earlier of (1) any withdrawal of the Offer by the Offeror, in which case the Letter Agreement will terminate upon the Offeror making a public announcement of its withdrawal, and (2) any change in the recommendation of the Petroteq Board, announced in the supplement to its original directors’ circular dated December 29, 2021, that Shareholders accept the Offer, in which case the Letter Agreement will terminate upon the Petroteq Board making a public announcement of its change in recommendation. Nothing in the Letter Agreement constitutes a waiver by the Offeror or Viston of any conditions of the Offer. A copy of the Letter Agreement was filed as an Exhibit to the Schedule TO filed with the SEC on July 6, 2022 and was filed on SEDAR by Petroteq on July 7, 2022.

On July 15, 2022, Petroteq provided Viston and the Offeror the aforementioned undertakings signed by each of Petroteq’s directors. A copy of the form of undertaking signed by each of Messrs. Podlipskiy, Dennewald, Hopkinson, Chenery and Fuller will be filed as an Exhibit to the Schedule TO filed with the SEC and will be available at www.sec.gov and will be filed on SEDAR by the Offeror.

(e)	Regulatory Matters

On April 6, 2022, the Offeror and Petroteq submitted to the Committee on Foreign Investment in the United States (“CFIUS”), via CFIUS’ pre-filing process, materials to be included in a voluntary notice (the “Notice”) to be filed by the Offeror and Petroteq in connection with the transactions contemplated by the Offer. The purpose of the Notice was to obtain a clearance by CFIUS in respect of the Offeror’s acquisition of Common Shares pursuant to the Offer and the subsequent second-step acquisition, if any, by the Offeror of any Common Shares not acquired by it in the Offer (the “Transactions”), as reflected in: (i) a written notice from CFIUS that the Transactions do not constitute a “covered transaction” under relevant government regulations, (ii) a written notice from CFIUS that it has completed its assessment, review, or investigation of the Transactions and has concluded all action under Section 721 of the U.S. Defense Production Act of 1950, as amended (the “DPA”), or (iii) an announcement by the President of the United States, made within the period required by the DPA, of a decision not to take any action to suspend or prohibit the Transactions (each of (i), (ii), or (iii) being a “CFIUS Clearance”).

Under the DPA, the U.S. President may take such action as appropriate to suspend or prohibit any covered transaction that threatens to impair U.S. national security where no other adequate and appropriate means are available to address the threat. The President has vast power to review and investigate a covered transaction. The President may direct the Attorney General of the United States to seek appropriate relief, including divestment relief, in the district courts of the United States, in order to implement and enforce this power under the DPA. The only statutory means to cut-off the Presidential power is for parties to a covered transaction to receive CFIUS Clearance.

After responding to comments and questions from CFIUS on the pre-filing materials, the Offeror and Petroteq formally submitted the Notice to CFIUS on May 16, 2022. On May 24, 2022, the United States Department of the Treasury notified the Offeror and Petroteq that the Notice had been accepted by CFIUS for review, that the 45-day notice review period had commenced on May 24, 2022 and that the review would conclude no later than July 7, 2022.

On July 7, 2022, the United States Department of the Treasury notified both the Offeror and Petroteq that CFIUS would be undertaking an investigation of the Transactions pursuant to Section 721(b)(2) of the DPA and that the investigation will be completed no later than August 22, 2022. On July 8, 2022, Viston and the Offeror issued a news release regarding such notification and advising that Viston and the Offeror at that time intended to extend the Offer to a date after August 22, 2022 in order to allow additional time for the satisfaction of all of the conditions to the Offer.

Given the additional time required in order to pursue the CFIUS Clearance, the Offer has been extended as set out and discussed above under Section 1 – “Time for Acceptance – Extension of the Offer”.

(f)	Due Diligence Contemplated by the SEC Order Condition

As a result of the addition of the SEC Order Condition in subsection (o) to Section 4 of the Original Offer to Purchase, and further to Petroteq’s June 22, 2022 news release expressing its willingness to provide Viston with (non-privileged) information to assist Viston in its due diligence with respect to the SEC Order, counsel to Viston and the Offeror circulated an initial due diligence request list to Petroteq’s counsel on June 24, 2022 and additional questions on June 27, 2022. On July 15, 2022, Petroteq’s counsel confirmed that it was working on providing information and documents responsive to Viston and the Offeror’s due diligence questions and, on July 18, 2022, Petroteq’s counsel provided counsel to Viston and the Offeror with initial access to certain documents and files in connection therewith. Viston and the Offeror and its counsel are in the process of reviewing those initial documents and files in connection with the SEC Order Conditions and are expecting further information to be provided by Petroteq. The Offeror may have additional due diligence questions arising from its review of the documents, files and information provided by (or to be provided by) Petroteq, which may require the furnishing of additional documents, files and information for further review by the Offeror and its counsel prior to a determination being made by the Offeror as to the satisfaction of (or failure to satisfy) the SEC Order Conditions.

(g)	Amendments to Financing Agreement

On June 16, 2022, Viston, as borrower, Mr. Zbigniew Roch (the “Guarantor”), as guarantor and Uniexpress Investment Holding PLC (the “Lender”), as lender, entered into a first amending agreement (the “First Amending Agreement”) to the binding long-term debt financing agreement dated October 22, 2021 (the “Financing Agreement”) to increase the amount available to Viston under the term loan under the Financing Agreement from EUR 420 million to EUR 450 million. A copy of the First Amending Agreement was filed as an Exhibit to the Schedule TO filed with the SEC on June 17, 2022.

Due to changes to the exchange rate between the Euro and Canadian dollars since the date of the Fourth Notice of Variation and Extension (on July 21, 2022, the daily average exchange rate published by the Bank of Canada for Euros was EUR1.00 = $1.3151 as compared to EUR1.00 = $1.3594 on June 16, 2022), the Borrower and the Lender have amended and restated the first amending agreement dated June 16, 2022 (the “Amended and Restated First Amending Agreement”) to increase the amount available to the Borrower under the term loan from EUR450 million to EUR465 million. A copy of the Amended and Restated First Amending Agreement, including the updated and correct debt payment schedule attached as Appendix II, will be filed as an Exhibit to the Schedule TO filed with the SEC and will be available at www.sec.gov.

On June 29, 2022, Viston, the Guarantor and the Lender entered into a second amending agreement (the “Second Amending Agreement”) to the Financing Agreement. Pursuant to the terms of the Second Amending Agreement, the Lender and Viston had agreed to amend the Financing Agreement to remove the obligation of the Guarantor to personally guarantee the obligations of Viston under the Financing Agreement, and in replacement thereof, the Guarantor and the Lender had agreed to put in place a surety insurance bond (the “Insurance Bond”) in form and substance acceptable to the Lender. A copy of the Second Amending Agreement was filed as an Exhibit to the Schedule TO filed with the SEC on July 6, 2022.

Based on inquiries, including from Petroteq’s counsel on July 19, 2022, it has come to the attention of Viston that the effective date of the Second Amending Agreement and the Insurance Bond require clarification. The Second Amending Agreement expressly states that it becomes effective on the date on which the Lender has received and is satisfied that the Insurance Bond has become fully effective and binding, the Lender has received an executed copy of the insurance certificate in the form appended to the Second Amending Agreement and the

Lender has received confirmation of the initial premium payment having been made. Viston expects this to occur when the proceeds to be advanced under the term loan under the Financing Agreement are first drawn down by Viston, with the initial premium for the Insurance Bond being paid at that time. Viston has been advised by the Lender that the Annex to the Second Amending Agreement was intended to express the intent of the Lender’s insurer in issuing the Insurance Bond, on the one hand, to the Lender, as insured, on the other hand. Viston has been advised that the Annex was provided by the Lender’s insurer to the Lender who, in agreeing to relieve the Guarantor of his personal guarantee of Viston’s obligations to repay the term loan under the Financing Agreement, will be the insured under the Insurance Bond. An executed copy of the insurance certificate has not been issued by the insurer and is not expected to be issued until Viston is ready to draw down under the term loan under the Financing Agreement, at which time the Guarantor will be relieved of his obligations to personally guarantee the obligations of Viston under the Financing Agreement. An amended and restated copy of the Second Amending Agreement clarifying these matters will be filed as an Exhibit to the Schedule TO filed with the SEC and will be available at www.sec.gov.

(h)	Other Petroteq Developments

The following summary of certain Petrotreq developments is based on public disclosures made by Petroteq. Neither the Offeror nor Viston assume any responsibility for the accuracy of any public disclosures made by or on behalf of Petroteq.

(i)	Petroteq and its Regulatory and Oversight Advisory Committee (“ROC”) Monthly Reporting

On June 15, 2022, Petroteq and the ROC reported that all transactions put forth before the ROC during the month of May had been reviewed by the ROC’s members and all necessary filings with the TSX-V had been made and in the ROC’s view the filings made were in compliance with TSX-V policies. The ROC also confirmed via internal control procedures including due inquiry, that all matters that should have been presented to the ROC had been. Petroteq also announced that it had struck a board subcommittee the mandate of which is to carry out the CEO Search. Members include independent board members, management and consultants. Petroteq indicated that it would continue to provide updates on the committee’s progress towards this important mandate.

On July 18, 2022, Petroteq and the ROC reported that all transactions put forth before the ROC during the month of June had been reviewed by the ROC’s members and all necessary filings with the TSX-V had been made and in the ROC’s view the filings made were in compliance with TSX-V policies. The ROC also confirmed via internal control procedures including due inquiry, that all matters that should have been presented to the ROC had been.

(ii)	TSX-V Bulletins

On June 20, 2022, the TSX-V announced that it had accepted for filing documentation with respect to a brokered private placement announced on July 13, 2021 for (i) a convertible debenture with a maturity date of 48 months from issuance in the principal amount of US$3,000,000 of which US$2,500,000 is convertible into Common Shares at US$0.12 per share until maturity, with an interest rate of 10% per annum, payable quarterly; (ii) 20,833,333 share purchase warrants to purchase 20,833,333 Common Shares with a warrant exercise price of US$0.12 for a period of 48 months; and (iii) an aggregate of US$200,000 and 5,208,333 compensation options payable to Cantone Research Inc., at an exercise price of US$0.12 for a period of 48 months.

On June 21, 2022, the TSX-V announced that it had accepted for filing Petroteq’s proposal to issue 1,712,679 Common Shares to an arm’s length creditor to settle outstanding debt for US$299,718.86

On July 5, 2022, the TSX-V announced that it had accepted for filing Petroteq’s proposal to issue 1,367,154 Common Shares to an arm’s length creditor to settle outstanding debt for US$239,252.

On July 8, 2022, the TSX-V announced that it had accepted for filing Petroteq’s proposal to issue 1,660,000 Common Shares to an arm’s length creditor to settle outstanding debt for US$249,000.

On July 12, 2022, the TSX-V announced that it had accepted for filing Petroteq’s proposal to issue 4,666,666 Common Shares to arm’s length creditors to settle outstanding debt for US$700,000.

(iii)	Petroteq Announces Agreements to Reprice Previously Announced Debt Conversions

On June 29, 2022, Petroteq announced that, pursuant to a request from the TSX-V, it has agreed with an arm’s length creditor to amend the terms of a debt conversion transaction for the settlement of US$249,000 of debt originally announced on October 29, 2020. Petroteq and the creditor have agreed to amend the conversion price from US$0.045 to US$0.15 resulting in an issuance of 1,660,000 Common Shares in lieu of 4,888,888 Common Shares. The October 29, 2020 news release disclosed that Petroteq intended to complete three shares-for-debt transactions, pursuant to which it would issue an aggregate of 7,222,221 fully-paid Common Shares in satisfaction of US$360,000 of debt, and included: US$20,000 of debt for 333,333 common shares (which closed on April 26, 2022), US$120,000 of debt for 2,000,000 common shares (which did not proceed), and the debt which is the subject matter of this news release (subject to accrued interest since October 2020), for US$220,000 of debt for 4,888,888 common shares.

Petroteq also announced that, pursuant to a request from the TSX-V, Petroteq has also agreed with two arm’s length creditors to amend the terms of two debt conversion transactions for the settlement of an aggregate of US$700,000 of debt originally announced on July 13, 2021. Petroteq and the two arm’s length creditors have agreed to amend the conversion price from US$0.12 to US$0.15 resulting in an aggregate issuance of 4,666,666 common shares of Petroteq in lieu of 5,833,333 Common Shares.

The foregoing transactions remain subject to approval of the Petroteq Board and regulatory approval from the TSX-V.

In addition, Petroteq announced that it had closed the debt conversion transactions announced by Petroteq on July 1, 2021 (the timing of closing being affected by the delay in receiving TSX-V approval during the TSX-V suspension of trading), and the debt conversion transactions announced by Petroteq on June 8, 2022.

(i)	Changes in Petroteq Share Capital

As previously indicated, the Offer is being made only for Common Shares and is not made for any Options, Warrants or Convertible Debentures or other convertible securities.

Since the commencement of the Offer, Petroteq has disclosed the issuance of additional Common Shares, as well as convertible securities and/or contractual obligations to issue additional Common Shares. In particular, and based solely on information contained in Petroteq’s Management’s Discussion and Analysis for the Three and Six Months Ended February 28, 2022 and 2021 as filed on SEDAR on April 29, 2022 (the “MD&A”):

a.	765,492,123 Common Shares were issued and outstanding;

b.	8,161,628 Common Shares were issuable upon the exercise of share purchase warrants and broker warrants;

c.	4,250,000 Common Shares were issuable upon the exercise of stock options; and

d.	10,963,335 Common Shares were issuable pursuant to contractual obligations to issue securities.

Additionally, based solely on a certificate of issued and outstanding Common Shares dated July 18, 2022, prepared by Petroteq’s transfer agent, Computershare, and provided to Viston by Petroteq’s Canadian legal counsel on July 18, 2022, there were 777,707,791 Common Shares issued and outstanding as of July 15, 2022.

Further, based solely on information provided to Viston by Petroteq’s Canadian legal counsel on July 18, 2022, as of July 15, 2022 there were an additional 7,718,177 Common Shares issuable upon the exercise of share purchase warrants, broker warrants and stock options and pursuant to contractual obligations to issue securities (the “Updated Convertible Securities and Contractual Obligations Information”).

Pursuant to the First Notice of Extension and Variation, the Offeror waived certain breaches of the No Change in Capitalization Condition (as defined in the First Notice of Extension and Variation) by Petroteq, solely with respect to changes in the capitalization of Petroteq as were accurately and fully reflected in Petroteq’s quarterly report on Form 10-Q for the quarter ended November 30, 2021 as filed with the SEC and on SEDAR on January 19, 2022, provided that there are no further changes to its capitalization, including any determination by the Offeror, acting in its reasonable discretion, that the number of issued and outstanding Common Shares on a Fully-Diluted Basis immediately prior to the Expiry Time exceeds 795,000,000. Pursuant to the Fourth Notice of Variation and Extension, this threshold was raised to 811,000,000.

Accordingly, regardless of Petroteq Board or TSX-V approval, assuming the exercise or conversion of all Convertible Securities (including, without limitation, any “out-of-the-money” Convertible Securities) and upon issuance of Common Shares issuable pursuant to contractual obligations, according to the Updated Convertible Securities and Contractual Obligations Information, as of July 15, 2022, there were approximately 785,425,968 Common Shares on a Fully-Diluted Basis. The Private Placement announced by Petroteq on June 2, 2022 could result in the issuance of an additional 20,853,655 Common Shares and the subsequent increase in the Common Shares on a Fully-Diluted Basis. It is a condition of the Offer that the number of issued and outstanding Common Shares on a Fully-Diluted Basis immediately prior to the Expiry Time must not exceed 811,000,000 Common Shares.

7.	Amendments and Variation to Offer Documents

The Original Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are hereby amended to the extent necessary to reflect the amendments contemplated by, and the information contained in, this Fifth Notice of Extension.

8.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

9.	Directors’ Approval

The contents of this Fifth Notice of Extension have been approved, and the sending of this Fifth Notice of Extension to the Shareholders and holders of Convertible Securities have been authorized, by the sole director of the Offeror and the sole director of Viston.

10.	U.S. Exchange Act Requirements

Petroteq is subject to the information requirements of the U.S. Exchange Act applicable to “foreign private issuers” as defined in Rule 405 under the U.S. Securities Act, and Rule 3b-4 under the U.S. Exchange Act, and, in accordance with the U.S. Exchange Act, files reports and other information with the SEC required to be filed by “foreign private issuers”. Petroteq’s U.S. Exchange Act reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the material the Offeror and Petroteq file with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that the Offeror and Petroteq file or furnish electronically.

CERTIFICATE OF 2869889 ONTARIO INC.

The foregoing, together with the Original Offer to Purchase and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: July 22, 2022.

(signed) “Zbigniew Roch”		(signed) “Reinhard Paul”
Zbigniew Roch Chief Executive Officer		Reinhard Paul Chief Financial Officer

(signed) “Zbigniew Roch”
Zbigniew Roch Sole Director

CERTIFICATE OF VISTON UNITED SWISS AG

The foregoing, together with the Original Offer to Purchase and Circular, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: July 22, 2022.

(signed) “Zbigniew Roch”	(signed) “Zbigniew Roch”
Zbigniew Roch Sole Director	Zbigniew Roch President (Sole Officer)

The Depositary and Information Agent for the Offer is:

Kingsdale Advisors	North America Toll-Free: 1-866-581-1024
The Exchange Tower	Outside North America: 1-416-867-2272
130 King St W, Suite #2950	Email: contactus@kingsdaleadvisors.com
Toronto, ON M5X 1K6

Questions and requests for assistance may be directed to the Depositary and Information Agent at the telephone numbers and location set out above. To keep current with further developments and information about the Offer, visit www.PetroteqOffer.com.